Exhibit 99.1

January 13, 2015

To Our Shareholders, Family and Friends:

I write with great confidence in the direction Apptigo heads as we enter 2015. This past year has seen us reach some amazing highs while having to overcome some unseen obstacles. Our team pushed forward, ensuring that we remained focused on our business plan, which is to create impactful, original exciting apps that differentiates Apptigo in the marketplace.  With our dreams on the line, our team stayed true to the mission and we are very proud of what we have accomplished in such a short time of being a public company.  Our exciting timeline of this year’s developments can be found below.

•	In April 2014, we completed a reverse acquisition with Balius Corporation and changed the corporate name to Apptigo International, Inc., a milestone for the Company and its valued shareholders.
•	In June 2014, the Financial Industry Regulatory Authority (FINRA) approved the Company’s request for a stock symbol change from ‘BALID’ to ‘APPG.’
•	Team Expansion – We enlarged our ‘Dream Team’ with key appointments of Francisco Obarrio as head of Software Development and Thiago Soares as Head of Animation. These talented and highly experienced individuals gave Apptigo depth and dimension within its digital team, and helped us push the boundaries of what we are able to create.
•	In August 2014, we acquired four social game concepts from 6K Games, a digital media company who specializes in single/multiplayer social Facebook games. The game concepts of ‘Prehistorik Olympics,’ ‘Newton’s Apple’ and ‘Social Trivia Chat’ are currently in beta gameplay on Facebook. The fourth game, ‘Social World,’ is currently in an advanced developmental stage. It is the ‘Prehistorik Olympics’ that we are currently focused on, and have developed an entire new mobile game experience from this concept, and will be releasing it in 2015.
•	‘Game On’ – In September 2014, we acquired the rights and title, through an Intellectual Property Purchase Agreement, to the sports-related app concept we are calling internally calling ‘Game-On.’ This social sporting App is set to be released in 2015.
•	SCORE™ – Match Maker – After its beta launch in July 2014 for mobile devices operation on the iOS platform, feedback and suggestions for improving user experiences transformed the App and its development. A completely upgraded Version 2.9 hit the Apple® App Store in October 2014. The new and improved version launched for the 1 billion Android™ users in December as well.

Additionally, the last part of 2014 brought about the development of a new concept that is very exciting to us. It deals with cats, cat lovers, the cat craziness that continues to sweep the mobile and Internet world and even encompasses a charity aspect. We anticipate launching this App in 2015.

As with any company that is building its brand and business, we have hit a few snags along the way. However, we knew that by producing or re-producing quality applications that are not only fun, but that are worth playing, we would prevail. Earlier in the year, a third party marketing newsletter was released without our knowledge or consent, causing a negative impact on our business, its shareholders and our stock.  The Apptigo team turned its focus on changing the perception of the Company to the investment banking community and in turn to its valued shareholders. We took the opportunity to present at the National Investment Banking Association’s 132nd conference in New York City to meet with the financial community proving that we are a burgeoning company comprised of talented individuals who are dedicated to making Apptigo a success. From our trip to New York, we made powerful relationships that should prove to be pivotal in our goal to make our Company successful in both the digital and financial markets.

As evidenced by our hard work and dedication, we are pleased to share that SCORE recently has received its first set of App reviews.  It is a humbling and uplifting experience to know that our hard work, long hours and persistent drive has paid off – SCORE is a success - SCORE one for us!  Each independent review can be read by clicking on the following links:

http://www.appstorearcade.com/2014/12/23/score-free-dating-matchmaker-for-singles-ios/

http://www.apppicker.com/reviews/20642/score-app-review-matchmaking-done-right

http://apps400.com/iphone-apps/score-fresh-approach-dating.html

In a recent trip to Los Angeles, our team met with a few strategic partners that will team up with us in assembling an exciting marketing campaign around SCORE set to begin in 2015.  By using the major social media channels & social media influencers, our team along with our partners have begun to build engaging campaigns centered on bringing awareness to the SCORE app.  The campaigns are scheduled to hit major cities located within the U.S.  As this initial campaign begins, we are enthusiastic that our efforts will make SCORE a national success.

In closing, as we prepare to take the journey into the New Year, I would like to take this opportunity to thank our shareholders for their unwavering support.  Our team is working hard to make the Company a success, and one that you can be proud of.  I would also like to thank our team for all of their hard work, dedication and determination.  Without you, none of this would be possible.  Thank you!

Sincerely,

/s/ David Steinberg

David Steinberg, President and Co-Founder